February 12, 2015

Northern Dynasty Minerals Ltd.
15th Floor, 1040 West Georgia Street
Vancouver, British Columbia
Canada V6E 4H1

Dear Sirs/Mesdames:

Re:         Northern Dynasty Minerals Ltd.

We have acted as special counsel to Northern Dynasty Minerals Ltd., a British Columbia corporation (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offers and sales from time to time by the selling security holders named therein (the “Selling Security Holders”) of up to 18,839,146 common shares of the Company, with no par value (the “Common Shares”) and the associated common stock purchase rights (the “Rights”), as described in the Registration Statement (collectively, the “Offered Securities”), each issuable upon the exercise of the Company’s outstanding special warrants issued on December 31, 2014 (the “Special Warrants”) to the Selling Security Holders.

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement. No opinion is expressed as to the contents of the Registration Statement other than the opinions expressly set forth herein relating to the Offered Securities.

Documents Reviewed

In rendering the opinions set forth below, we have reviewed:

•	the Registration Statement dated February 6, 2015 and the exhibits attached thereto,

•	the Articles of the Company, including the Articles of Incorporation and amendments thereof, as in effect on the date hereof (together, the “Constating Documents”),

•	a Certificate of Good Standing, issued by the Registrar of Companies for British Columbia in respect of the Company, dated February 6, 2015 (the “Good Standing Certificate”),

•	the Company’s existing shareholder rights plan agreement governing the Rights dated effective May 17, 2013 (the “Existing Rights Agreement”),

•	the certificates representing the Special Warrants issued to the Selling Security Holders,

•	a certificate of officer of the Company as to certain factual matters (the “Officer’s Certificate”),

•	certain records of the Company’s corporate proceedings as reflected in its minute books, including resolutions of the directors relating to the registration of the Offered Securities and related matters, and

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February 12, 2015

  other documents as we have deemed relevant.

In addition, we have relied upon certificates of public officials as to certain questions of fact material to our opinions. For purposes of this opinion, we have not reviewed any documents other than the documents listed above. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us.

Assumptions, Limitations and Qualifications

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

  the Company has received payment in full for the issuance of the Special Warrants in accordance with the terms of the subscription agreement pursuant to which such Special Warrants have been issued,

  the Offered Securities will be issued upon exercise of the Special Warrants in accordance with the terms of the Special Warrants as set forth in the certificates representing such Special Warrants,

  at the time of the issuance of any of the Offered Securities, the Company will validly exist and will be duly qualified and in good standing under the laws of the Province of British Columbia and will have the necessary corporate power and authority to issue such Offered Securities and to execute and deliver any applicable subscription agreements, at the time of the issuance of any of the Offered Securities, the Constating Documents of the Company will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, in each case since the date hereof, the certificates representing the Special Warrants have been duly authorized and validly executed and delivered by the Company,

  at the time of any offering or sale of any Common Shares, there will be sufficient Common Shares authorized and unissued under the Company’s then operative Constating Documents and not otherwise reserved for issuance, any Rights associated with the Common Shares comprising the Offering Securities will be issued under the Existing Rights Agreement or any rights agreement that replaces or supersedes the Existing Rights Agreement (the Existing Rights Agreement and any future rights agreement, a “Rights Agreement”) entered into between the Company and a financial institution identified therein as the rights agent (a “Rights Agent”), and the minute books of the Company reflect all corporate proceedings of the Company, are accurate and up-to-date, and correctly reflect the directors and officers of the Company.

In addition, we have assumed:

  the legal capacity of all natural persons,

February 12, 2015

  genuineness of all signatures on documents examined by us,

  the authenticity of all documents submitted to us as originals,

  the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect.

The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of applicable law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect. In particular, we note that the Offered Securities may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, in effect on the date hereof, which laws are subject to change.

The opinions expressed herein are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Law”).

Opinion

Based upon and subject to the foregoing assumptions, limitations and qualifications, we are of the opinion that, when issued upon exercise of the Special Warrants, then (i) the Common Shares will be duly authorized, validly issued, fully paid and nonassessable common shares in the capital of the Company, and (ii) the associated Rights will constitute valid and binding obligations of the Company, subject to the qualifications below.

Our opinion above concerning the Rights associated with the Offered Common Shares is qualified as follows:

  our opinion does not address the determination a court of competent jurisdiction may make regarding whether the board of directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, our opinion assumes that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting and taking any action under any applicable Rights Agreement, and our opinion above addresses the Rights and the rights agreement in their entirety and not any particular provision of the Rights or the rights agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

February 12, 2015

Consent

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also hereby consent to the use of our name under the heading “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

/s/ McMillan LLP

McMillan LLP